Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Brent Anderson
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Nancy Newton
(602) 417-0684 (office)
(602) 697-7785 (mobile)
NNewton@c-k.com
Meritage Homes Reports Profitable Second Quarter 2011 and Increased Sales Orders
Scottsdale, Ariz. (July 29, 2011) — Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced second quarter results for the period ended June 30, 2011.
Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	%Chg	2011	2010	%Chg
Homes closed (units)	856	1,207	-29%	1,534	2,015	-24%
Home closing revenue	$220,131	$291,405	-24%	$397,620	$491,987	-19%
Sales orders (units)	910	900	1%	1,750	1,964	-11%
Sales order value	$236,014	$228,627	3%	$456,626	$497,095	-8%
Ending backlog (units)				994	1,044	-5%
Ending backlog value				$260,822	$292,643	-11%
Net income/(loss) — incl. impairments	$562	$4,166	-87%	$(6,097)	$6,826	n/a
Adjusted pre-tax income/(loss)* — excl. impairments and loss on early extinguishment of debt	$1,337	$8,149	-84%	$(4,443)	$11,472	n/a
Diluted EPS (including impairments)	$0.02	$0.13	-85%	$(0.19)	$0.21	n/a

*	See non-GAAP reconciliations of net income/(loss) to adjusted pre-tax income/(loss) on “Operating Results” statement.
ADDITIONAL SECOND QUARTER SELECTED RESULTS:
•	Home closing gross margin of 18.0% in 2011 compared to 18.2% in 2010 and 17.1% in the first quarter of 2011; adjusted gross margin excluding impairments was 18.3% in both years

•	Highest sales orders since the first quarter of 2010, when the federal homebuyer tax credit was still in place

•	Average sales prices increased 7% on closings over 2010, and 2% on orders over 2010

•	G&A expenses decreased 10% to $15M from $17M in 2010

•	Total cash and securities of $377M at June 30, 2011

•	Net debt to capital ratio of 31.5% at June 30, 2011

MANAGEMENT COMMENTS
“We were pleased to achieve a small profit in the second quarter despite lower closings and revenue this year compared to last year, with nearly identical margins,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Successful execution of our strategies — to acquire well-located communities, design and build more energy efficient homes, and offer unmatched value to our customers — have helped offset the impact of weak market conditions.
“Year over year sales comparisons turned positive in May and June as anticipated, ending the difficult comparisons caused by the federal home buyer tax credit that expired in April last year. We believe this trend will continue and our second half results in 2011 should compare favorably to last year.”
Mr. Hilton continued, “Our goal is to be profitable in 2011 for the second consecutive year coming out of this recession, and we believe that we are well positioned to accomplish that goal, based on the performance we’re achieving in our newer communities, combined with diligent cost control. However, the market is still challenging and we have to work hard for every sale. I commend our people for achieving the results we reported this quarter and continually striving for further improvements.”
NET EARNINGS
Meritage reported net income of $562,000 or $0.02 per diluted share for the second quarter of 2011, compared to $4.2 million or $0.13 per diluted share for the second quarter of 2010, which included a $3.5 million loss on early extinguishment of debt. Total asset impairment charges were $590,000 and $304,000 in the second quarters of 2011 and 2010, respectively. Excluding those items, adjusted pre-tax income for the second quarter was $1.3 million in 2011 compared to $8.1 million in 2010.
Homebuilding gross margin was 18.0% in the second quarter of 2011, compared to 18.2% a year earlier. Second quarter adjusted gross margin excluding impairments was 18.3% in both the 2011 and 2010 quarters.
Home closing revenue was 24% lower than the prior year, resulting from a 29% decline in closings, partially offset by a 7% increase in average closing prices. The decline in closings was consistent with the 30% lower orders in beginning backlog compared to the prior year, when the federal home buyer tax credit was in place through April 2010. Meritage closed 91% of homes in beginning backlog during the second quarter of 2011, compared to 89% in the second quarter of 2010.
General and administrative expenses decreased 10% to $15.0 million in the second quarter of 2011 from $16.7 million in the prior year. Commissions and selling expenses decreased 13% year over year. Total SG&A expenses represented 15.4% of total revenue in the second quarter of 2011, compared to 13.2% in the prior year. The increase was primarily due to additional marketing programs and lower revenue in 2011.
SALES ORDERS
Net sales orders increased 1% over the prior year and 8% sequentially over the first quarter of 2011. Year over year comparisons were difficult for the first month this quarter, considering the pull-forward of demand into April of 2010 to capture the federal home buyer tax credit. May and June comparisons were easier. Second quarter orders totaled 910 in 2011, compared to 900 in 2010 and 840 in the first quarter this year. Cancellations in the second quarter 2011 were at their lowest rate in two years — 15% of gross orders, compared to 20% in 2010.

Average sales per community improved to 6.4 in the second quarter of 2011, over 6.1 in the prior year and 5.8 in the first quarter this year. The strongest gains were in Colorado and Florida, which achieved absorption rates of 8.2 and 10.7 sales per community in the second quarter of 2011, respectively.
The company’s average sales price on orders for the second quarter was 2% higher in 2011 than 2010, yielding a 3% increase in the total value of orders when combined with the 1% increase in sales volume.
Total actively selling communities increased slightly during the quarter, ending at 145 on June 30, 2011 compared to 141 at the beginning of the quarter, as Meritage opened 28 new communities while selling out of 24 communities. At June 30, 2010, Meritage had 148 actively selling communities.
Backlog increased 6% during the second quarter to 994 homes with a total value of $261 million at June 30, 2011, compared to $245 million at March 31, 2011 and $293 million in the prior year on June 30, 2010.
YEAR TO DATE RESULTS
Meritage reported a net loss of $6.1 million or ($0.19) per diluted share for the first six months of 2011, compared to net income of $6.8 million or $0.21 per diluted share for the first half of 2010, due to the loss reported in the first quarter of 2011. Home closings and closing revenue declined 24% and 19% respectively, compared to the first six months of 2010. Gross margins were 17.6% in 2011 compared to 18.5% in 2010, or 17.9% compared to 18.6% excluding impairment charges.
Year-to-date orders were 11% lower in 2011 than 2010, with total order value 8% lower year over year, after a 3% increase in average sales prices for the first half of 2011 over 2010.
BALANCE SHEET
Meritage ended the quarter with $377 million in cash and cash equivalents, restricted cash and securities. Net debt to total capital ratio was 31.5% at June 30, 2011, compared to of 24.8% at June 30, 2010.
After contracting for approximately 1,200 lots during the second quarter of 2011, Meritage controls approximately 15,800 total lots, equivalent to a 4.9 year supply based on trailing twelve months closings.
CONFERENCE CALL
Management will host a conference call to discuss these results on Friday, July 29, 2011 at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time.) The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 877-317-6789 with a passcode of “Meritage”. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 12:00 p.m. ET, July 29, 2011 on the website noted above, or by dialing 877-344-7529, and referencing Encore passcode 451964. For more information, visit meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Operating Results
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Operating results
Home closing revenue	$220,131	$291,405	$397,620	$491,987
Land closing revenue	—	—	100	1,222

Total closing revenue	220,131	291,405	397,720	493,209

Home closing gross profit	39,587	52,896	69,967	90,894
Land closing gross profit	—	—	9	258

Total closing gross profit	39,587	52,896	69,976	91,152

Commissions and other sales costs	(18,853)	(21,606)	(34,168)	(38,828)
General and administrative expenses	(14,990)	(16,729)	(30,116)	(31,422)
Interest expense	(7,496)	(8,553)	(15,519)	(16,848)
Loss on extinguishment of debt	—	(3,454)	—	(3,454)
Other income, net	2,499	1,837	4,130	6,572

Income/(loss) before income taxes	747	4,391	(5,697)	7,172
Provision for income taxes	(185)	(225)	(400)	(346)

Net income/(loss)	$562	$4,166	$(6,097)	$6,826

Income/(loss) per share
Basic:
Income/(loss) per share	$0.02	$0.13	$(0.19)	$0.21
Weighted average shares outstanding	32,395	32,077	32,328	32,009
Diluted:
Income/(loss) per share	$0.02	$0.13	$(0.19)	$0.21
Weighted average shares outstanding	32,638	32,287	32,328	32,258

Non-GAAP Reconciliations:
Home closing gross profit	$39,587	$52,896	$69,967	$90,894
Add: Real estate-related impairments	590	304	1,254	846

Adjusted home closing gross profit	$40,177	$53,200	$71,221	$91,740

Income/(loss) before income taxes	$747	$4,391	$(5,697)	$7,172
Add: Real estate-related and joint venture (JV) impairments	590	304	1,254	846
Loss on early extinguishment of debt	—	3,454	—	3,454

Adjusted pre-tax income/(loss)	$1,337	$8,149	$(4,443)	$11,472

Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	June 30, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$167,568	$103,953
Investments and securities	199,215	299,345
Restricted cash	10,270	9,344
Other receivables	16,080	20,835
Real estate (1)	776,228	738,928
Investments in unconsolidated entities	10,939	10,987
Deposits on real estate under option or contract	11,810	10,359
Other assets	33,659	31,187

Total assets	$1,225,769	$1,224,938

Liabilities and Equity:
Accounts payable, accrued liabilities, Home sale deposits and other liabilities	$120,877	$119,163
Senior notes	480,220	479,905
Senior subordinated notes	125,875	125,875

Total liabilities	726,972	724,943
Total stockholders’ equity	498,797	499,995

Total liabilities and equity	$1,225,769	$1,224,938

(1) Real estate — Allocated costs:

Homes under contract under construction	$109,836	$96,844
Unsold homes, completed and under construction	82,790	86,869
Model homes	43,999	36,966
Finished home sites and home sites under development	474,007	454,718
Land held for development or sale	65,596	63,531

Total allocated costs	$776,228	$738,928

Supplemental Information and Non-GAAP Financial Disclosures (In thousands — unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Interest amortized to cost of sales and interest expense	$9,952	$11,983	$20,171	$23,496
Depreciation and amortization	1,817	2,081	3,573	4,028

	June 30, 2011	December 31, 2010	June 30, 2010
Notes payable and other borrowings	$606,095	$605,780	$605,466
Less: cash and cash equivalents, restricted cash, and investments and securities	(377,053)	(412,642)	(442,101)

Net debt	229,042	193,138	163,365
Stockholders’ equity	498,797	499,995	496,256

Total capital	$727,839	$693,133	$659,621

Net debt-to-capital	31.5%	27.9%	24.8%

Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating results

Net income/(loss)	$562	$4,166	$(6,097)	$6,826
Loss on early extinguishment of debt	—	3,454	—	3,454
Real-estate related impairments	590	304	1,254	846
Equity in earnings from JVs and distributions of JV earnings — net	240	230	520	767
Decrease/(increase) in real estate and deposits, net	(20,432)	8,362	(39,693)	(42,620)
Other operating activities	10,868	(1,608)	11,281	89,572

Net cash (used in)/provided by operating activities	(8,172)	14,908	(32,735)	58,845

Cash provided by/(used in) investing activities	71,952	(95,715)	94,552	(147,638)

Proceeds from issuance of new debt	—	195,134	—	195,134
Debt issuance costs	—	(2,969)	—	(2,969)
Repayments of senior notes	—	(197,543)	—	(197,543)
Proceeds from issuance of common stock, net	280	174	1,798	1,509

Net cash provided by/(used in) financing activities	280	(5,204)	1,798	(3,869)

Net increase/(decrease) in cash	64,060	(86,011)	63,615	(92,662)
Beginning cash and cash equivalents	103,508	242,680	103,953	249,331

Ending cash and cash equivalents (1)	$167,568	$156,669	$167,568	$156,669

(1)	Ending cash and cash equivalents as of June 30, 2011 and June 30, 2010 excludes investments and securities and restricted cash totaling $209.5 million and $285.4 million, respectively.

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	For the Three Months Ended June 30,
	2011		2010
	Homes	Value	Homes	Value

Homes Closed:
California	83	$28,051	106	$33,610
Nevada	15	3,159	26	4,905

West Region	98	31,210	132	38,515

Arizona	154	34,949	213	43,808
Texas	475	115,605	725	173,570
Colorado	58	18,628	41	11,492

Central Region	687	169,182	979	228,870

Florida	71	19,739	96	24,020

East Region	71	19,739	96	24,020

Total	856	$220,131	1,207	$291,405

Homes Ordered:
California	94	$30,564	111	$37,413
Nevada	22	4,868	23	4,627

West Region	116	35,432	134	42,040

Arizona	161	41,566	171	39,521
Texas	445	104,447	455	108,090
Colorado	70	22,448	38	11,757

Central Region	676	168,461	664	159,368

Florida	118	32,121	102	27,219

East Region	118	32,121	102	27,219

Total	910	$236,014	900	$228,627

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	For the Six Months Ended June 30,
	2011		2010
	Homes	Value	Homes	Value

Homes Closed:
California	145	$49,222	211	$70,695
Nevada	30	6,138	48	9,224

West Region	175	55,360	259	79,919

Arizona	281	66,916	381	77,760
Texas	829	200,415	1,153	274,929
Colorado	107	34,257	71	20,113

Central Region	1,217	301,588	1,605	372,802

Florida	142	40,672	151	39,266

East Region	142	40,672	151	39,266

Total	1,534	$397,620	2,015	$491,987

Homes Ordered:
California	172	$57,713	226	$78,542
Nevada	41	8,890	48	9,372

West Region	213	66,603	274	87,914

Arizona	310	75,908	404	87,529
Texas	891	214,128	1,028	247,998
Colorado	141	44,630	79	24,300

Central Region	1,342	334,666	1,511	359,827

Florida	195	55,357	179	49,354

East Region	195	55,357	179	49,354

Total	1,750	$456,626	1,964	$497,095

Order Backlog:
California	72	$23,786	104	$42,169
Nevada	23	5,121	14	2,819

West Region	95	28,907	118	44,988

Arizona	154	40,972	170	41,879
Texas	525	125,320	590	154,633
Colorado	86	27,337	47	15,643

Central Region	765	193,629	807	212,155

Florida	134	38,286	119	35,500

East Region	134	38,286	119	35,500

Total	994	$260,822	1,044	$292,643

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Second Quarter 2011		Second Quarter 2010
	Beg.	End	Beg.	End
Active Communities:
California	14	18	9	12
Nevada	4	3	5	5

West Region	18	21	14	17

Arizona	32	35	32	33
Texas	73	68	83	78
Colorado	9	8	7	7

Central Region	114	111	122	118

Florida	9	13	13	13

East Region	9	13	13	13

Total	141	145	149	148

	First Half 2011		First Half 2010
	Beg.	End	Beg.	End
Active Communities:
California	14	18	7	12
Nevada	4	3	6	5

West Region	18	21	13	17

Arizona	32	35	26	33
Texas	82	68	98	78
Colorado	9	8	6	7

Central Region	123	111	130	118

Florida	10	13	10	13

East Region	10	13	10	13

Total	151	145	153	148

ABOUT MERITAGE HOMES CORPORATION
Meritage Homes is the 9th-largest homebuilder in the United States based on homes closed. Meritage builds a variety of homes across the Southern and Western states to appeal to a wide range of buyers, including first-time, move-up, luxury and active adults. As of June 30, 2011, the company had 145 actively selling communities in 12 metropolitan areas, including Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando and the East Bay/Central Valley and Southern California. Meritage recently announced its entry into the Raleigh-Durham market.
In 2010, Meritage celebrated its 25th anniversary and launched a new Simply Smart Series™ of homes and a 99-day guaranteed completion program in certain communities, and is the first large national homebuilder to be 100 percent ENERGY STAR® qualified in every home started since January 1, 2010. Meritage has designed and built nearly 70,000 homes in its 25-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience.

Meritage Homes is listed on the NYSE under the symbol MTH.
For more information about the Company, visit http://investors.meritagehomes.com
Click here to join our email alert list: http://www.b2i.us/irpass.asp?BzID=1474&to=ea&s=0
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management’s expectation that second half sales in 2011 should compare favorably to last year, and that the Company is well positioned to achieve its goal of being profitable in 2011.
Such statements are based upon preliminary financial and operating data which are subject to finalization by management and review by Meritage’s independent registered public accounting firm, as well as the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.
Meritage’s business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company’s stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from the current economic downturn; interest rates and changes in the availability and pricing of residential mortgages; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; inflation in the cost of materials used to construct homes; the adverse effect of slower sales absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; our potential exposure to natural disasters; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; competition; the success of our strategies in the current homebuilding market and economic environment; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; the impact of deferred tax valuation allowances and our ability to preserve our operating loss carryforwards; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; our failure to comply with laws and regulations; the availability and cost of materials and labor; our lack of geographic diversification; inflation in the cost of materials used to construct homes; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our “Green” technologies by our competitors; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2010 under the caption “Risk Factors,” and updated in our most recent Quarterly Report on Form 10-Q, all of which can be found on our website.
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